Exhibit 99.1
FOR IMMEDIATE RELEASE
AtheroGenics Reports Positive Results from ANDES Phase 3 Clinical
Trial of AGI-1067 in Type 2 Diabetes
- Company to Host Conference Call and Webcast on July 31, 2008 at 9 a.m. EDT -
ATLANTA, Ga. — July 31, 2008 — AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today announced top-line results from its ANDES Phase 3 clinical trial of AGI-1067 (succinobucol) for the treatment of Type 2 diabetes demonstrating that both doses (75mg and 150mg) of AGI-1067 met the primary efficacy endpoint of the reduction in glycosylated hemoglobin (A1c) versus placebo at the end of the study’s six month dosing regimen.
”We are pleased that the ANDES trial met the primary endpoint and showed a dose response in reducing A1c. Based on the results of this successful trial, AtheroGenics intends to rapidly move forward with development of AGI-1067,” said Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics. “We believe that AGI-1067, through its unique mechanism of action, could become the first diabetes treatment with demonstrated cardiovascular safety, and with the potential to reduce cardiovascular hard events including cardiovascular death, heart attack and stroke, as reported from the 6,144 patient Phase 3 ARISE trial, which concluded in 2007.”
ANDES, an international, double-blind trial, showed a dose-dependent, statistically significant drop in A1c of 0.6% and 0.4% in the 150mg and 75mg arms, respectively, at 6 months, compared to baseline (p<0.001 for 150 mg versus placebo, p=0.016 for 75 mg versus placebo). The placebo group decreased 0.2% from baseline.
In the trial, a regional variation was observed in the placebo arm. Eastern Europe showed a significant decrease of 0.5% for A1c in the placebo arm versus baseline. The other study regions showed an increase of 0.1% in A1c in the placebo arm versus baseline. Importantly, A1c reductions in both AGI-1067 treatment arms were similar across all of the regions in the study. The study analysis plan was prospectively designed to detect and analyze the effect of regional differences. AtheroGenics will continue to analyze the trial data, including the impact of regional differences.
Based on a preliminary review of the safety data, AGI-1067 was well-tolerated and was not associated with weight gain or hypoglycemia in either of the treatment groups. There was no difference in discontinuations between the groups receiving active drug and placebo. One patient in the 150mg arm and two patients in the 75mg arm had unexplained liver enzyme elevations of greater than five times the upper limit of normal. The liver enzyme elevations either have resolved or are resolving.
The Company also announced today that it has developed a patient identification tool to screen for the small number of patients who are potentially at risk for adverse hepatic effects that have been observed during treatment with AGI-1067. The tool has performed well at identifying at-risk diabetes patients across all doses used in the ARISE and ANDES trials.

“We are excited about the advances we have made to date with the patient identification tool for AGI-1067.” commented Alexander Fleming, M.D., Acting Chief Medical Officer. ”We plan to incorporate this tool into the next AGI-1067 Phase 3 trial.”
About ANDES
The data represent findings from a multinational, double-blind, placebo-controlled, dose-finding study of patients with Type 2 diabetes (ages 18-75) who were on one or no other oral anti-diabetes therapies and whose A1c level was greater than or equal to 7.5% and less than or equal to 10.5% and completed the study. A total of 999 patients were enrolled in the ANDES study, including 887 in the current three-arm protocol. The trial included approximately 150 clinical sites in the United States, South Africa, India and Eastern Europe.
About AGI-1067
AGI-1067 is a novel oral drug candidate with demonstrated anti-inflammatory and antioxidant properties. AGI-1067 works by selectively inhibiting signaling pathways that are activated in response to oxidative stress and pro-inflammatory stimuli. Oxidative stress and inflammation have been implicated as playing a key role in the pathogenesis of insulin resistance and diabetes.
About Type 2 Diabetes
Diabetes (diabetes mellitus) is a chronic disease in which the body does not produce enough insulin (insulin deficiency), or the cells ignore the insulin (insulin resistance). Insulin is a hormone that is needed to convert sugar and starches (carbohydrates) into energy needed for daily life. The cause of diabetes continues to be investigated, and both genetic and environmental factors such as obesity and lack of exercise appear to play a role. The disease may lead to blindness, heart disease, stroke, kidney failure, amputations and nerve damage. Type 2 (adult onset) diabetes accounts for approximately 90 to 95 percent of all diabetes. This equates to roughly 221 million people with type 2 diabetes globally, and 24 million people in the U.S. alone. The American Diabetes Association recommends an A1c measurement of less than 7% for most people with Type 2 diabetes. A1c is a measurement of a person’s average blood glucose level over a two-to-three month period and is considered an important marker of long-term glucose control.
About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including diabetes and coronary heart disease (atherosclerosis). The Company’s lead antioxidant and anti-inflammatory drug candidate, AGI-1067, is being studied for the treatment of diabetes and has completed a Phase 3 clinical trial known as ANDES (AGI-1067 as a Novel Anti-Diabetic Agent Evaluation Study). In addition, the Company has other clinical and preclinical anti-inflammatory compounds, including AGI-1096, an oral agent for the prevention of organ transplant rejection. For more information about AtheroGenics, please visit http://www.atherogenics.com.
Teleconference and Webcast
AtheroGenics will host a conference call on Thursday, July 31, 2008 at 9:00 a.m. Eastern Daylight Time to discuss the top-line results of the ANDES Phase 3 clinical trial.
Conference Call Details:
Dial-In:
(877) 407-8031 (U.S.)
(201) 689-8031 (International)
To access the conference call replay, please dial (877) 660-6853 (U.S.) or (201) 612-7415 (International), Conference ID: 292834; Account #286. The conference call replay will be available through August 7, 2008.
Webcast:
To access the webcast, please go to http://www.atherogenics.com/investor/index.html.
The webcast will be available through September 1, 2008 on AtheroGenics’ website www.atherogenics.com.

Disclosure Regarding Forward-Looking Statements
Statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as “believes,” “intends,” “expects” and similar expressions. AtheroGenics cautions investors not to place undue reliance on the forward-looking statements contained in this release. Examples of forward looking statements in this press release include our expectation that we will rapidly pursue the development of AGI-1067; AGI-1067 could become the first diabetes treatment with demonstrated cardiovascular safety, and the potential to reduce cardiovascular hard events including cardiovascular death, heart attack and stroke; and the Company plans to incorporate the patient identification tool into the next AGI-1067 Phase 3 trial. These and other such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. For example, additional information relating to the safety, efficacy or tolerability of AGI-1067 may be discovered upon further analysis of trial data. The U.S. Food and Drug Administration might not allow us to conduct further studies of the efficacy of AGI-1067 for the same or new endpoints and, to the extent approved, additional clinical trial work may take a significant period of time to complete or require significant additional resources to complete. We cannot ensure that AGI-1067 will ever be approved or be proven safe and effective for use in humans. These and other risks are discussed in AtheroGenics’ Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which are specifically incorporated by reference into this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACTS:

AtheroGenics, Inc.	Media Inquiries	Investor Inquiries
Mark P. Colonnese	Jayme Maniatis / Dana Conti	Lilian Stern
Executive Vice President	Schwartz Communications,	Inc. Stern Investor Relations, Inc.
678-336-2511	781-684-0770	212-362-1200
investor@atherogenics.com	atherogenics@schwartz-pr.	com lilian@sternir.com